AVENUE GROUP INC.
                            405 Lexington Ave 26th Fl
                               New York, NY 10174
                                 (888) 612-4188
                             www.avenuegroupinc.com

August 7, 2006

By Email Attachment:

Ambassador Uri Bar Ner
39 Dan Street
Modiin 71700
ISRAEL

Dear Ambassador Bar Ner,

I am pleased to confirm to you the new terms of compensation for your services as a Director of Avenue Group, Inc. and as an advisor and consultant. These terms were approved at a Board of Directors Meeting held June 21 and further confirmed by Consent Resolution.

Effective as of June 1, 2006 you shall receive 1,600,000 Avenue Group, Inc. stock grants which will be issued to you at the rate of 200,000 shares per month through January 31, 2007. This reflects an increase from your previous 100,000 shares per month stock grant to the amount of 200,000 shares per month. All other terms and conditions applicable to your initial stock grant shall apply to these new shares.

With regards to your cash compensation for serving on the Board of Directors, your monthly fee shall be increased from $2500 per month to $5000 per month. Therefore, you will receive a total of $40,000 for the period June 1, 2006 through January 31, 2006.

In addition, in recognition to your services to the company, you are to receive a one time cash payment of $20,000 and a one time stock grant of 800,000 shares of Avenue Group Inc common stock.

We look forward to working with you in the many months to come. Could you please sign one copy of this letter in the space below acknowledging your agreement to the forementioned.

Very truly yours,

Mendel Mochkin



____________________
Ambassador Uri Bar Ner

39 Dan Street
Modi'in 71700 ISRAEL